UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
Commission File No. 001-15019
PEPSIAMERICAS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

Robert C. Pohlad
Chairman and Chief Executive Officer

March 16, 2007

Dear Shareholder:

We are pleased to invite you to attend the 2007 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on April 26, 2007, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid return envelope and a copy of our 2006 Annual Report.

In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card or advise us when voting by telephone or Internet.

We look forward to seeing you at the meeting.

Robert C. Pohlad
Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:    April 26, 2007

Time:  10:30 a.m., local time

Place:	Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

Purposes:

•	To elect ten directors;

•	To ratify the appointment of independent registered public accountants; and

•	To act upon such other matters as may properly come before the meeting.

The close of business on February 27, 2007, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

Please vote your shares as promptly as possible. Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail or by following the telephone or Internet voting instructions that appear on the enclosed proxy card. If you attend the meeting, you may vote your shares in person if you wish.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

Minneapolis, Minnesota
March 16, 2007

i

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2007

PEPSIAMERICAS, INC.

We manufacture, distribute and market a broad portfolio of PepsiCo and other national and regional beverage brands. We are the second largest bottler in the Pepsi system, with operations in the United States, Central Europe and the Caribbean. Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you received your annual meeting materials by mail, we encourage you to conserve natural resources and help reduce our company’s printing and mailing costs by signing up to receive future shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, visit our website at www.pepsiamericas.com in the Investors’ section under “electronic delivery enrollment.”

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (612) 661-3883.

THE ANNUAL MEETING

Our meeting will be held on April 26, 2007, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois. No cameras or recording equipment will be permitted at the meeting. However, our meeting will be webcast. If you are unable to attend the meeting in person, you are invited to visit www.pepsiamericas.com at 10:30 a.m., Central Daylight Saving Time, on April 26, 2007, to view the webcast of the meeting. An archived copy of the webcast also will be available on our website.

This Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the meeting. On approximately March 16, 2007, we will begin mailing these proxy materials to all shareholders of record at the close of business on February 27, 2007 (the “record date”). On the record date there were 128,714,017 shares outstanding and approximately 8,872 holders of record.

Quorum, Abstentions and Broker Non-Votes

A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

If a properly executed proxy is returned and the shareholder has abstained from voting on the election of a director, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. If a properly executed proxy is returned and the shareholder has abstained from voting on any other matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail, or by following the telephone or Internet voting instructions that appear on the enclosed proxy card.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary;

•	By submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the Internet voting instructions, or (c) signing, dating and returning a proxy card to our company by mail; or

•	By attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof.

Election of Directors

With respect to the election of individual nominees for director, you may:

•	Vote “for” the individual nominees named in this proxy statement;

•	Vote “against” the individual nominees named in this proxy statement; or

•	“Abstain” from voting for individual nominees named in this proxy statement (shares voting “abstain” have no effect on the election of directors).

Because the number of nominees properly nominated for the 2007 Annual Meeting of Shareholders is the same as the number of directors to be elected at the 2007 Annual Meeting of Shareholders, the 2007 election of directors is a non-contested election. Therefore, if a quorum is present at the meeting, the nominees receiving a majority of votes cast will be elected to serve as directors. For additional information, please review “Majority Voting Standard and Director Resignation Policy” below.

Ratification of Appointment of Independent Registered Public Accountants

With respect to the other proposal presented in this proxy statement, you may:

•	Vote “for” the proposal;

•	Vote “against” the proposal; or

•	“Abstain” from voting on the proposal (shares voting “abstain” have the same effect as a vote against this proposal).

Submitting a Proxy without Voting Instructions

If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

•	“For” the election of each individual nominee for director named in this proxy statement; and

•	“For” ratification of the appointment of independent registered public accountants.

Costs and Manner of Proxy Solicitation

We will bear the cost of soliciting proxies. In addition to this notice by mail, we request brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.

Majority Voting Standard and Director Resignation Policy

In December 2006, our Board of Directors approved amendments to Article II, Section 2 of our company’s By-Laws to change the vote standard for the election of directors from plurality to a majority of votes cast in uncontested elections.

Under the new majority vote standard, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the election of a director since only votes “for” and “against” a nominee will be counted. In contested elections, the vote standard will continue to be a plurality of the votes cast. An election will be considered “contested” if the number of properly and timely nominated nominees, in accordance with our By-Laws, exceeds the number of directors to be elected.

PepsiAmericas is a Delaware corporation, and, under Delaware law, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. To address this potential outcome, in December 2006 our Board adopted a director resignation policy, described below. Under our By-Laws and this policy, if the votes cast “for” an incumbent director nominee do not exceed the votes cast “against” that director, such incumbent director will offer to tender his or her resignation to the Board.

The Governance, Finance and Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. Subject to the policy, the Board will act on the Committee’s recommendation within 90 days from the date of the certification of the election results. Following the determination by the Board, our company will promptly disclose publicly the Board’s decision, including an explanation of the process for reaching its decision and, if applicable, the reasons for rejecting the resignation offer.

Tabulating the Vote

Representatives of Wells Fargo, our stock transfer agent, will tabulate votes and act as inspectors of election at the meeting. All votes will be tabulated by the inspectors of election, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL 1: ELECTION OF DIRECTORS

Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Ten directors will be elected at this year’s meeting. Each director’s term lasts until the 2008 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company. There are no familial relationships between any director and executive officer.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

Herbert M. Baum, Chairman, President and Chief Executive Officer of The Dial Corporation (Retired). Director since 1995.

Mr. Baum, 70, served as Chairman, President and Chief Executive Officer of The Dial Corporation, a subsidiary of The Henkel Group, from August 2000 to March 2005. Prior to joining Dial, from January 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1998. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of Playtex Products, Inc., Meredith Corporation, and US Airways. Mr. Baum also serves on the audit committee of US Airways. He is past chairman of the Association of National Advertisers, The Advertising Council and the National Food Processors Association.

Richard G. Cline, Chairman, Hawthorne Investors, Inc. Director since 1987.

Mr. Cline, 72, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive Officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he is a director of Ryerson, Inc., Chairman of the Boards of Trustees of The Northern Funds and The Northern Institutional Funds, and a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is a director and past president of the University of Illinois Foundation.

Michael J. Corliss, Chief Executive Officer, Investco Financial Corporation. Director since 2006.

Mr. Corliss, 46, is Chief Executive Officer of Investco Financial Corporation, which he founded in 1983, and a principal of Tarragon, LLC, both real estate development and management firms. From 1985 to 1998, Mr. Corliss served on the board of directors of Bank of Sumner and its holding company, Valley Bancorporation, before it was sold in 1998 to Frontier Financial Corporation. Mr. Corliss served on the board of directors of Frontier Financial Corporation from 1998 to 2003. He is principal of the Truss Company and Building Supply, Inc. and Desert Business Park, both privately held companies. He also serves as a Trustee and Treasurer at the University of Puget Sound in Tacoma, Washington.

Pierre S. du Pont, Former Governor, State of Delaware. Director since 1990.

Governor du Pont, 72, served as a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware, through June 2005. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957 to 1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Chairman of the National Center for Policy Analysis.

Archie R. Dykes, Director of Various Corporations. Director since 1985.

Dr. Dykes, 76, is Lead Director of PepsiAmericas. He served as Chairman of Capital City Holdings Inc., a venture capital organization, from 1988 to 2005. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to such company as Non-Executive Chairman of the Board. Fleming Companies and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2003. He also serves as a director of Midas, Inc. and Arbor Realty Trust, Inc. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Jarobin Gilbert, Jr., President and Chief Executive Officer, DBSS Group, Inc. Director since 1994.

Mr. Gilbert, 61, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director and a member of the audit committees of both Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the board of directors of the American Council on Germany and the Harlem Partnership Circle. He is a permanent member of the Council on Foreign Relations.

James R. Kackley, Director of Various Corporations. Director since 2004.

Mr. Kackley, 64, practiced as a public accountant for Arthur Andersen from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm, dealing with a substantial number of public and non-public companies. In addition, in 1998 and 1999, he served as Chief Financial Officer for Andersen Worldwide, then a professional services firm operating in more than 100 countries. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director, as a member of the executive committee, and as the audit committee financial expert and audit committee chairman of Herman Miller, Inc., a Michigan-based manufacturer of office furniture, as a director and as a member of the nominating and governance committee of Ryerson, Inc., a Illinois-based distributor and processor of metals, and as a director and as chairman of the audit and finance committee for Orion Energy Systems, Inc., a Wisconsin-based manufacturer of industrial lighting. Previously, he served on the audit committees of Northwestern University and the Chicago Symphony Orchestra, not-for-profit corporations. He is currently a Life Trustee of Northwestern University and the Museum of Science and Industry (Chicago).

Matthew M. McKenna, Senior Vice President, Finance, PepsiCo, Inc. Director since 2001.

Mr. McKenna, 56, is Senior Vice President, Finance for PepsiCo. Previously he was Senior Vice President and Treasurer for PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York. Mr. McKenna serves as a member of the Board of Pepsi Bottling Ventures in North Carolina. He serves on the Board of Trustees for Hamilton College. He is also an adjunct professor at Fordham Business School and Fordham Law School. Mr. McKenna is also a director of Foot Locker, Inc.

Robert C. Pohlad, Chairman and Chief Executive Officer, PepsiAmericas, Inc. Director since 2000.

Mr. Pohlad, 52, became our Chief Executive Officer in November 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad has served as President of Pohlad Companies. Mr. Pohlad is a director of MAIR Holdings, Inc., and has served as its chairman since March 2006. He also serves as a Trustee of the University of Puget Sound in Tacoma, Washington and a member of the Dean’s Board of Visitors of the University of Minnesota Medical School.

Deborah E. Powell, M.D., Dean of the University of Minnesota Medical School and Assistant Vice President for Clinical Sciences. Director since 2006.

Dr. Powell, 67, is Dean of the Medical School, Assistant Vice President for Clinical Sciences, and a McKnight Presidential Leadership Chair at the University of Minnesota. Dr. Powell is a board-certified surgical pathologist and medical educator with more than 30 years experience in academic medicine. She received her medical degree from Tufts University School of Medicine. Dr. Powell served as the Vice Chair and Director of Diagnostic Pathology at the University of Kentucky in Lexington before being named Chair of the Department of Pathology and Laboratory Medicine at the same institution. In 1997, she was named Executive Dean and Vice Chancellor for Clinical Affairs at the University of Kansas School of Medicine. She came to Minnesota in the fall of 2002 to lead the University of Minnesota Medical School. She is past president of the United States and Canadian Academy of Pathology, and the American Board of Pathology as well as past Chair of the Council of Deans of the Association of American Medical Colleges. She is a board member of the Accreditation Council for Graduate Medical Education, the Institute for Healthcare Improvement, Fairview Health System, the University of Minnesota Medical Center — Fairview, and Hazelden. She is a member of the Institute of Medicine of the National Academy of Sciences.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR EACH OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

Overview

Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board held six meetings in 2006. In addition to meetings of the full Board, directors also attended committee meetings. Each incumbent director attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.

The Board is comprised of a majority of “independent” directors as defined in Section 303A.02 of the New York Stock Exchange listing standards. In this regard, the Board has affirmatively determined that a majority of its members has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination, the Board has considered all relevant facts and circumstances, including material relationships such as commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The independent directors are identified by name in the chart that appears under the caption “Committees.”

The non-management members of the Board meet in executive session at each regular meeting of the Board, with no members of management present. In addition, the independent directors meet separately in executive session at least once a year. The non-management members of the Board have designated a non-management director, Archie R. Dykes, as Lead Director to preside at each executive session. Shareholders and interested parties may contact Dr. Dykes in the manner described below under the caption “Communications with Board Members.”

The Board has adopted Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties in compliance with legal and regulatory requirements. The Board has also adopted a Code of Conduct and a Code of Ethics. The Corporate Governance Guidelines, the Code of Conduct and the Code of Ethics are available on our website at www.pepsiamericas.com or in print upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

Committees

Our Board has designated an Audit Committee, a Management Resources and Compensation Committee, and a Governance, Finance and Nominating Committee. Each committee consists solely of directors who are independent under Section 303A.02 of the New York Stock Exchange listing standards. In addition, each member of the Audit Committee is independent under Section 303A.06 of the New York Stock Exchange listing standards and Exchange Act Rule 10A-3, and each member of the Management Resources and Compensation Committee is a non-employee director and is an outside director under the rules of the Securities and Exchange Commission and the Internal Revenue Service, respectively. Each of these committees has a charter, which is available on our website at www.pepsiamericas.com or in print upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

Our Board also has designated an Affiliated Transaction Committee, as required by our By-Laws. The Affiliated Transaction Committee consists of at least three “independent directors,” defined by our By-Laws as persons who are not, and for the last two years have not been, (1) an officer or director of PepsiCo or an affiliate of PepsiCo, (2) an owner of more than 1% of the shares of PepsiCo, or (3) an owner of any ownership interest in a party to an “affiliated transaction.”

The following table shows the current membership of the committees and identifies our independent directors:

			Management		Governance,
			Resources and		Finance and		Affiliated		Independent
Name	Audit		Compensation		Nominating		Transaction		Director

Herbert M. Baum	X		X						X
Richard G. Cline			X	*	X		X		X
Michael J. Corliss	X		X						X
Pierre S. du Pont	X				X	*	X		X
Archie R. Dykes			X		X		X	*	X
Jarobin Gilbert, Jr.	X	*			X				X
James R. Kackley	X		X						X
Matthew M. McKenna
Robert C. Pohlad
Deborah E. Powell			X		X				X

*	Denotes committee chairperson.

The Audit Committee, Management Resources and Compensation Committee, and Governance, Finance and Nominating Committee meet throughout the year, with regularly scheduled meetings held the day before the Board’s regularly scheduled meetings. Additional meetings, either by phone or in person, are called when deemed necessary or desirable. The Affiliated Transaction Committee meets as necessary. The chairperson of each committee, with the advice and consultation of management and the committee’s outside advisors, if any, sets the committee’s annual calendar and the agenda for each meeting. The committee receives detailed materials related to the topics on the agenda prior to each meeting.

Committee Responsibilities

The Audit Committee, which held eleven meetings during 2006, assists the Board by assuming certain oversight responsibilities with respect to (1) the integrity of our financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants, and (4) our compliance with legal and regulatory requirements that may have a material impact on our financial statements.

The Management Resources and Compensation Committee, which held five meetings during 2006, discharges the Board’s responsibilities relating to executive compensation and reviews and makes recommendations to the Board regarding employee benefit policies and programs, incentive compensation plans and equity-based plans, director compensation and succession planning for our executive team. A narrative description of this Committee’s processes and procedures for the consideration and determination of executive and director compensation appears below under the caption “Management Resources and Compensation Committee Procedures.”

The Governance, Finance and Nominating Committee, which held five meetings during 2006, develops and recommends to the Board corporate governance principles applicable to our company, recommends individuals qualified to serve as members of the Board, reviews and recommends appointments for all committees of the Board, serves as our company’s Qualified Legal Compliance Committee, and oversees the evaluation of the Board and its committees. In addition, this Committee assists the Board in reviewing and discussing with management our financing needs, including corporate borrowing, sales of our securities and other matters of a financial nature.

The Affiliated Transaction Committee, which did not meet during 2006, reviews, considers and passes upon any “affiliated transaction,” as defined in our By-Laws. An “affiliated transaction” includes certain transactions with a value of more than $10 million with affiliates, including PepsiCo and certain entities in which PepsiCo has an ownership interest. Effective February 2007, the Affiliated Transaction Committee also has responsibility for reviewing and approving related party transactions requiring disclosure under Rule 404(a) of Regulation S-K.

Audit Committee Matters

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee is independent as defined in Section 303A.02 and Section 303A.06 of the New York Stock Exchange listing standards and Exchange Act Rule 10A-3. The Audit Committee operates under a charter, which is available on our website at www.pepsiamericas.com. The Board originally approved the charter in June 2000. The Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The Committee last reviewed the charter in February 2007, at which time it was revised to provide that either the Committee or the chairperson of the Committee shall meet at least quarterly with certain members of management and the independent auditors to address any matters that should be discussed privately.

Pursuant to our listing agreement with the New York Stock Exchange, each member of the Audit Committee is financially literate and one member of the Committee, James R. Kackley, has accounting or related financial management expertise. Mr. Kackley serves as the “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. As noted above, our audit committee financial expert and the other members of our Audit Committee are independent, as independence for Audit Committee members is defined in the New York Stock Exchange listing standards. Further, no member of the Committee concurrently serves on more than two other public company audit committees.

Audit Committee Report

Our Audit Committee met eleven times during 2006, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. The Committee selected KPMG LLP (“KPMG”) as our independent registered public accountants, and considered factors relating to their independence. In addition, the Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. The Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The Committee also met privately with members of our internal audit team and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

The Committee has reviewed and discussed with management and representatives of KPMG the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 30, 2006. The Committee has also discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosure and letter from KPMG required by applicable professional standards delineating all relationships they have with us, and has discussed with them their independence. Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2006, for filing with the Securities and Exchange Commission. The Committee also determined that KPMG’s fees and services are consistent with the maintenance of their independence as our independent registered public accountants.

The name of each person who serves as a member of the Committee is set forth below.

Jarobin Gilbert, Jr., Chairman
Herbert M. Baum
Michael J. Corliss
Pierre S. du Pont
James R. Kackley

Management Resources and Compensation Committee Procedures

Our Management Resources and Compensation Committee is comprised of six directors: Mr. Cline (Chairman), Mr. Baum, Mr. Corliss (as of December 2006), Dr. Dykes, Mr. Kackley and Dr. Powell (as of December 2006). The Board, after review by and on the recommendation of the Governance, Finance and Nominating Committee, has determined that each of the directors on the Committee is “independent,” is a “non-employee,” and is an “outside” director under the rules of the New York Stock Exchange, the Securities and Exchange Commission and the Internal Revenue Service, respectively.

The Committee operates under a charter, which is available on our website at www.pepsiamericas.com. The Board originally approved the charter in February 2003. The Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The Committee last reviewed the charter in February 2007, at which time it was revised to include the duty to review and discuss with management the Compensation Discussion and Analysis, and to recommend to the Board whether the Compensation Discussion and Analysis be included in the proxy statement.

The Committee’s primary purpose is to discharge the Board’s responsibilities related to executive compensation. In addition, the Committee reviews and makes recommendations to the Board regarding employee benefit policies and programs, incentive compensation and equity-based plans, director compensation, and succession planning for our executive team. The Committee has not delegated its duties, responsibilities or authority to any other person.

The Committee’s specific duties and responsibilities are to:

•	Review our executive compensation and employee benefit policies and programs;

•	Approve for executive officers all elements of compensation, including incentive compensation targets and any employment, severance and change-in-control agreements;

•	Approve individual annual equity awards for executive officers and an annual pool of awards for other employees;

•	Review our compensation policies for regulatory and tax compliance;

•	Review and make recommendations to the Board regarding the components and amount of director compensation;

•	Recommend to the Board for its approval a succession plan for the position of Chief Executive Officer; and

•	Review succession plans for other executive officers.

In addition, the Committee is responsible for reviewing the establishment, amendment and termination of employee benefit plans, and for overseeing the operation and administration of such plans. Our employee benefit plans provide our Senior Vice President, Human Resources with limited authority to amend the employee benefit plans and responsibility for the day-to-day operation and administration of such plans.

The Committee has the sole authority to retain and terminate compensation consultants used in the evaluation of director or executive officer compensation or employee benefit plans. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other experts and advisors to assist in carrying out its responsibilities.

The Committee has engaged Watson Wyatt Worldwide as its outside compensation consultant. The Committee selected Watson Wyatt after reviewing proposals submitted by multiple compensation consultants, based on its ability to meet the Committee’s needs at the most effective cost. The Committee regularly meets with Watson Wyatt. Watson Wyatt reports on our compensation strategy, compensation levels and general market practices. Specific assignments are determined by the Committee, with the advice of management. Watson Wyatt has advised the Committee on: the development and use of a competitive peer group; market assessment and review of our Long-Term Incentive Plan, including plan design, top five executive analysis, equity plan analysis and executive ownership analysis; regulatory compliance matters; director compensation; and the development of executive compensation tally sheets.

Management has also engaged Watson Wyatt from time-to-time to advise on a variety of employee benefit matters. The Committee has reviewed the type and amount of work performed by Watson Wyatt on behalf of management, and has determined that the relationship between management and Watson Wyatt has not influenced the advice offered by Watson Wyatt to the Committee.

The Committee met five times during 2006. Each member of the Committee attended each meeting. In addition, our Senior Vice President, Human Resources and our Corporate Secretary attended each meeting. The Committee meets regularly in executive session throughout the year.

Directors who are not members of the Committee typically attend Committee meetings. The Committee specifically consults with the other directors in the annual evaluation of the Chief Executive Officer and in the approval of the annual compensation plans for the executive officers, including the Chief Executive Officer.

During fiscal year 2006, the Committee took various actions, including approval of the following:

•	2006 merit increases, restricted stock grants under the Long-Term Incentive Plan, and 2006 performance goals for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;

•	2006 merit increases and grants of restricted stock under the Long-Term Incentive Plan for our other executive officers;

•	Annual Incentive Plan payments for 2005, Annual Incentive Plan payout curves for 2006, and Annual Incentive Plan design for 2007;

•	A change to the Long-Term Incentive Plan related to the vesting of restricted stock grants for employees 55 and older in order to recognize a changing labor market;

•	The provision of special severance consideration for certain employees affected by our Customer Alignment initiative;

•	The annual merit budget for 2007;

•	The discontinuance of country club and health club reimbursements for executives;

•	Each element of total cash compensation, the total value of long-term incentive compensation, and aggregate compensation for 2006 for our executive officers; and

•	An amendment to the Directors’ Deferred Compensation Plan to permit the deferral of equity compensation.

The Committee also considered a competitive market review of the compensation paid to our non-employee directors. After its review, the Committee decided not to implement any changes to the compensation paid to our non-employee directors.

Management Resources and Compensation Committee Interlocks and Insider Participation

The members of our Management Resources and Compensation Committee are identified below under “Management Resources and Compensation Committee Report.” None of the members was an officer or employee of PepsiAmericas during fiscal year 2006 or in any prior year and none of the members had any relationship requiring disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Management Resources and Compensation Committee Report

The Management Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that appears herein with management. Based on such review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2006 Annual Report on Form 10-K.

The name of each person who serves as a member of the Committee is set forth below.

Richard G. Cline, Chairman
Herbert M. Baum
Michael J. Corliss
Archie R. Dykes
James R. Kackley
Deborah E. Powell

Governance, Finance and Nominating Committee Procedures

Our Governance, Finance and Nominating Committee operates under a charter, which is available on our website at www.pepsiamericas.com. The Board originally approved the charter in February 2003. The Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The Committee last reviewed the charter in February 2007, at which time no revisions were made.

The Committee generally identifies individual nominees for director based upon suggestions by outside directors, management and/or shareholders. Our Board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; and diversity of experiences, expertise and backgrounds among Board members. The Committee has used these criteria to evaluate potential nominees. The Committee does not evaluate proposed nominees differently depending upon who has made the recommendation.

Upon recommendation of the Committee, the Board most recently appointed Mr. Corliss and Dr. Powell as directors in November 2006 and December 2006, respectively. Mr. Corliss and Dr. Powell were brought to the attention of the Committee by our Chairman and Chief Executive Officer. The Committee has not to date paid any third party fee to identify, evaluate or assist in the identification or evaluation of potential nominees.

It is the Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board of Directors. The Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Committee does not perceive a need to increase the size of the Board. The Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to the Governance, Finance and Nominating Committee, a shareholder must submit the following information in writing, addressed to the chairperson of the Committee, in the care of the Corporate Secretary, at the main office of PepsiAmericas:

(1)   The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the shareholder making the recommendation, the name and address, as they appear on the books of PepsiAmericas, of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the next annual meeting of shareholders, the recommendation must be received by the Committee as provided under “Shareholder Proposals for 2008 Annual Meeting.”

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors, the Governance, Finance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to the Board, the Committee will consider and review an existing director’s attendance and performance; length of service; experience, skills and contributions; and independence.

Communications with Board Members

Interested parties may contact the Board, its committees, individual directors, the Lead Director, or non-management directors as a group, at the following address: PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary. All communications sent to the Chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. All other communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Board Member Attendance at Annual Meeting of Shareholders

PepsiAmericas encourages all of its directors to attend the annual meeting of shareholders. We generally hold a Board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2006 Annual Meeting of Shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees of our company receive no fees for their services as director. Our non-employee directors each receive annual compensation comprised of the following: (1) $30,000 annual retainer, paid in equal quarterly installments of $7,500; (2) a restricted stock award under our 2000 Stock Incentive Plan for a number of shares equal to approximately $60,000 divided by the fair market value of our common stock on the date of grant; (3) a meeting fee of $2,000 per Board meeting; and (4) a meeting fee of $1,000 per committee meeting. In addition, the Lead Director receives an additional $20,000 retainer per year; directors who serve on the Board’s committees receive an additional $5,000 retainer per year per committee; and the chairperson of each of the Board’s committees receives an additional $10,000 retainer per year (with the exception of the chairperson of the Affiliated Transaction Committee who receives an additional $5,000 retainer per year). Directors also are reimbursed for reasonable expenses incurred in attending meetings. The above-referenced director restricted stock awards are granted in February of every year. Pursuant to the terms of such awards, directors may not sell such stock while they serve on the Board.

This fee structure is based on the middle of the market compensation levels for companies in similar industries and of similar size (in terms of revenue). Use of this fee structure is consistent with our overall compensation philosophy.

Director Compensation Table

The following table sets forth the compensation of our non-employee directors for fiscal year 2006:

							Change in
	Fees						Pension Value
	Earned					Non-Equity	and Nonqualified
	or		Stock		Option	Incentive Plan	Deferred	All Other
	Paid in Cash		Awards		Awards	Compensation	Compensation	Compensation	Total
Name	($)		($)(a)		($)(b)	($)	Earnings ($)(c)	($)	($)

Herbert M. Baum	66,000	(d)	59,997		0	0	10,694	0	136,691
Richard G. Cline	69,000		59,997		0	0	0	0	128,997
Michael J. Corliss	6,000		0		0	0	0	0	6,000
Pierre S. du Pont	77,000		59,997		0	0	0	0	136,997
Archie R. Dykes	87,000	(d)	59,997		0	0	17,602	0	164,599
Jarobin Gilbert, Jr.	78,000		59,997		0	0	0	0	137,997
James R. Kackley	68,000		59,997	(d)	0	0	0	0	127,997
Matthew M. McKenna	40,000		59,997	(d)	0	0	0	0	99,997
Deborah E. Powell	2,000		0		0	0	0	0	2,000

(a)	Represents the value of 2,468 shares of restricted stock granted on February 23, 2006, based on the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123R. The grant date fair value of each such equity award computed in accordance with FAS 123R was $59,997. Mr. Corliss and Dr. Powell joined our board subsequent to such date and, as a result, did not receive such equity award. At fiscal year end 2006, our non-employee directors held the following shares of common stock pursuant to restricted stock awards: Mr. Baum (8,303 shares), Mr. Cline (8,303 shares), Mr. Corliss (0 shares), Governor du Pont (8,303 shares), Dr. Dykes (8,303 shares), Mr. Gilbert (8,303 shares), Mr. Kackley (5,132 shares), Mr. McKenna (8,303 shares), and Dr. Powell (0 shares).

(b)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for outstanding stock options in accordance with FAS 123R. We have not granted stock options to our directors since February 2003.

Our non-employee directors held the following unexercised options at fiscal year end 2006:

	Option Awards
	Number of Securities
	Underlying	Number of Securities	Option
	Unexercised	Underlying Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	($)	Date

Herbert M. Baum	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
	5,517	0	16.475	2/16/2008
Richard G. Cline	0	0	N/A	N/A
Michael J. Corliss	0	0	N/A	N/A
Pierre S. du Pont	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
Archie R. Dykes	7,570	0	12.01	2/26/2010
	100,000	0	14.6563	11/30/2010
Jarobin Gilbert, Jr.	7,170	0	12.68	2/21/2009
	5,517	0	16.475	2/16/2008
James R. Kackley	0	0	N/A	N/A
Matthew M. McKenna	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
	5,517	0	16.475	2/16/2008
Deborah E. Powell	0	0	N/A	N/A

Each of the options set forth above has a seven-year term and became exercisable in full at the date of grant, except for the option for 100,000 shares issued to Dr. Dykes. Such option, which was awarded in November 2000 and has a ten-year term, became exercisable for half of the shares purchasable thereunder on the first anniversary of the date of grant and in full on the second anniversary of the date of grant.

(c)	These amounts represent the above-market return on nonqualified deferred compensation, as there is no pension benefit for our directors. We calculate the above-market return on nonqualified deferred compensation as the difference between 120% of the applicable federal long-term rate (which was 5.89% at fiscal year end 2006) and the rate at which we accrue interest on such nonqualified deferred compensation balances, which is based upon the prime rate as reported in The Wall Street Journal.

(d)	Represents compensation deferred by the listed director under our Directors’ Deferred Compensation Plan. Under this plan, directors may, by written election, defer payment of the above-referenced cash compensation. We maintain a bookkeeping account for each director who has elected to defer cash compensation to which we credit the amount deferred, plus accrued interest thereon, compounded annually, based upon the prime rate of interest, as reported in The Wall Street Journal, on June 30 and December 31 of each year. Payment of deferred cash compensation to a retired director is made in equal monthly installments over a term equal to the greater of (1) 36 months, or (2) the number of months during which the director had in effect an election to defer compensation. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred cash amounts.

Directors also may, by written election, defer payments of the above-referenced restricted stock awards to a date specified by the director. We maintain an account for each director who has elected to defer stock compensation to which we credit the amount of shares deferred plus dividends accrued thereon. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred stock and dividends.

Director Option Exercises

On October 30, 2006, Jarobin Gilbert, Jr. exercised a stock option for the purchase of 7,570 shares of common stock at an aggregate exercise price of $90,916. On the same date, Mr. Gilbert sold the 7,570 shares he purchased upon exercise of such option for aggregate gross proceeds of $154,326. Mr. Gilbert realized $63,410 upon the exercise of such option.

OUR LARGEST SHAREHOLDERS

The following table sets forth information, as of February 27, 2007, with respect to the beneficial ownership of shares of our common stock by each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 128,714,017 shares outstanding as of February 27, 2007.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

PepsiCo, Inc.(a)	57,263,870	44.5%
700 Anderson Hill Road
Purchase, NY 10577
Starquest Securities, LLC(b)	11,716,087	9.1%
3900 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402
Barclays Global Investors, NA(c)	9,148,981	7.1%
45 Fremont Street
San Francisco, CA 94105

(a)	Includes (1) 2,045,598 shares owned by Pepsi-Cola Metropolitan Bottling Company, a wholly owned subsidiary of PepsiCo, (2) 424,157 shares owned by Beverages Foods & Service Industries, Inc., a wholly owned subsidiary of PepsiCo, and (3) 794,115 shares owned by Midland Bottling Co., a wholly owned subsidiary of PepsiCo. The shares reported are subject to a shareholder agreement with our company.

(b)	The Schedule 13D filed with the Securities and Exchange Commission by Starquest Securities, LLC (“Starquest”), Dakota Holdings, LLC (“Dakota”), Pohlad Companies and Robert C. Pohlad on February 27, 2007, reports that Starquest is a Minnesota limited liability company whose members are (1) Dakota, (2) the Trust for Carl R. Pohlad Created Under the 2000 Amendment and Restatement of the Revocable Trust of Eloise O. Pohlad dated October 12, 2000, as amended, and (3) the Revocable Trust No. 2 of Carl R. Pohlad Created Under Agreement Dated May 28, 1993, as Amended. The Schedule 13D reports that Dakota is the controlling member of Starquest because it possesses 100% of the voting rights and approximately 51.4% of the equity of Starquest. The Schedule 13D reports that Dakota’s members are (1) Pohlad Companies, (2) Robert C. Pohlad, (3) William M. Pohlad, (4) James O. Pohlad, (5) Beverage Investment, LLC, (6) James O. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement, dated December 20, 1999, (7) Robert C. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement, dated December 20, 1999, and (8) William M. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement, dated December 20, 1999. The Schedule 13D reports that Pohlad Companies is the controlling member of Dakota because it possesses approximately 73.3% of the voting rights of Dakota and approximately 73.3% of the equity in Dakota. The Schedule 13D reports that Pohlad Companies’ shareholders are (1) Robert C. Pohlad, (2) William M. Pohlad and (3) James O. Pohlad, each of whom holds a one-third interest. The Schedule 13D reports that Robert C. Pohlad, Chairman and Chief Executive Officer of our company, is the President of Pohlad Companies. The Schedule 13D reports that Robert C. Pohlad holds an approximately 33.284% equity interest in Dakota, directly and indirectly. The Schedule 13D reports that Dakota may be deemed to have beneficial ownership of the securities beneficially owned by Starquest. The Schedule 13D reports that Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Starquest and Dakota. The Schedule 13D reports that Robert C. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies. The shares reported are subject to a shareholder agreement with our company.

(c)	As set forth in Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and other reporting persons on January 23, 2007. The Schedule 13G reports that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G reports that these shares represent 7,959,489 shares over which sole voting power is claimed and 9,148,981 shares over which sole dispositive power is claimed as follows: (1) Barclays Global Investors, NA has sole voting power over 6,156,743 shares and sole dispositive power over 7,346,235 shares, (2) Barclays Global Fund Advisors has sole voting power over 804,077 shares and sole dispositive power over 804,077 shares, (3) Barclays Global Investors, LTD has sole voting power over 603,976 shares and sole dispositive power over 603,976 shares, (4) Barclays Global Investors Japan Trust and Banking Company Limited has sole voting power over 48,608 shares and sole dispositive power over 48,608 shares, and (5) Barclays Global Investors Japan Limited has sole voting power over 346,085 shares and sole dispositive power over 346,085 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the beneficial ownership of shares of our common stock, as of February 27, 2007, by each director and nominee for director, by each executive officer named in the summary compensation table below, and by all directors and executive officers as a group. Given that our directors are required to hold the shares of restricted stock they receive as compensation while they continue to serve on the Board, the following table includes such directors’ qualifying shares. Percentage of beneficial ownership is based on 128,714,017 shares outstanding as of February 27, 2007. Except as identified below, the named individual has sole voting and investment power with respect to the listed shares and none of the stated shares has been pledged as security.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(a)	of Class

Herbert M. Baum	35,273	*
Richard G. Cline	18,266	*
Michael J. Corliss(b)	22,713	*
Pierre S. du Pont	25,756	*
G. Michael Durkin, Jr.	235,236	*
Archie R. Dykes	126,695	*
Jarobin Gilbert, Jr.	23,803	*
James R. Kackley(c)	9,901	*
Kenneth E. Keiser(d)	350,228	*
Matthew M. McKenna(e)	57,296,699	44.5%
Robert C. Pohlad(f)	12,299,906	9.5%
Deborah E. Powell	2,713	*
James R. Rogers	28,373	*
Alexander H. Ware	57,170	*
All Current Directors and Executive Officers as a Group (18 persons)(g)	70,775,102	54.5%

*	Less than 1%.

(a)	Includes shares which the named director or executive officer has the right to acquire at present or within 60 days after February 27, 2007, through exercise of stock options, as follows: Governor du Pont, 14,740 shares; Mr. Durkin, 212,400 shares; Dr. Dykes, 107,570 shares; Mr. Gilbert, 12,687 shares; Mr. Keiser, 154,800 shares; Mr. Pohlad, 425,392 shares; Mr. Rogers, 22,500 shares; Mr. Ware, 47,250 shares; and 20,257 shares each for Messrs. Baum and McKenna.

(b)	Includes 20,000 shares held by the Evergreen Capital Trust, of which Mr. Corliss is a trustee and a 100% beneficial owner.

(c)	Includes 2,468 shares the receipt of which has been deferred pursuant to our Directors’ Deferred Compensation Plan and 55.961 shares issued upon the reinvestment of cash dividends on such deferred shares.

(d)	Includes 130,850 shares held by the Kenneth E. Keiser Revocable Trust.

(e)	Includes 57,263,870 shares held by PepsiCo, Inc. See “Our Largest Shareholders.” Mr. McKenna, one of our directors, is Senior Vice President, Finance, of PepsiCo. Mr. McKenna disclaims beneficial ownership of the shares held by PepsiCo. Includes 5,181 shares the receipt of which has been deferred pursuant to our Directors’ Deferred Compensation Plan and 55.961 shares issued upon the reinvestment of cash dividends on such deferred shares.

(f)	Includes 11,716,087 shares held by Starquest Securities, LLC and 102 shares held by Pohlad Companies. See “Our Largest Shareholders.”

(g)	Includes 57,263,870 shares held by PepsiCo, 11,716,087 shares held by Starquest Securities, 130,850 shares held by the Kenneth E. Keiser Revocable Trust, 20,000 shares held by the Evergreen Capital Trust, 102 shares held by Pohlad Companies, and 1,221,799 shares which directors and executive officers have the right to acquire at present or within 60 days after February 27, 2007 through exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Management Resources and Compensation Committee is committed to an executive compensation philosophy that attracts, motivates and retains high performing employees while maintaining fiscal responsibility. This philosophy supports our business objectives and aligns the interests of our executives with the long-term interests of our shareholders. The Committee regularly reviews this compensation philosophy and evaluates whether our company’s compensation programs are fulfilling the objectives of such philosophy.

Our compensation programs are designed to implement this philosophy by:

•	Ensuring that we attract, retain and motivate outstanding employees;

•	Ensuring that pay levels are competitive;

•	Developing programs that are simple, easily understood and flexible;

•	Creating a broad sense of ownership; and

•	Providing rewards for company and individual performance.

The Committee believes there should be a strong correlation between pay and performance. Specifically, this means that:

•	Annual base salary merit increases are differentiated based upon individual performance;

•	Annual incentive payments are correlated to our company’s performance as a whole; and

•	The pool of restricted stock available for awards each year under our Long-Term Incentive Plan is based on our adjusted return on invested capital performance, with individual awards based on achievement of objectives and future leadership potential.

Compensation Decisions

In making compensation decisions, the Committee benchmarks the compensation paid to executives. The Committee uses two sources of compensation data to evaluate the market competitiveness of executive compensation: public filings from a select group of food and beverage companies of comparable size and complexity and compensation surveys for a broad group of industrial companies published by major consulting firms. The Committee believes that each data source has advantages, and that multiple data sources provide different reference points and a broad context for interpreting and assessing executive compensation.

Peer group comparisons in particular provide an objective basis for comparison for our compensation programs, pay levels and financial performance. The peer group we use is intended to characterize companies that operate on a similar business model or which provide competition for our executive talent and financial capital. The individual companies that the Committee has selected for benchmarking compensation are: Coca-Cola Bottling Co. Consolidated; Coca-Cola Enterprises; Constellation Brands, Inc.; Dean Foods Company; Del Monte Foods Company; The Hershey Company; Hormel Foods Corporation; McCormick and Company, Inc.; Molson Coors Brewing Company; The Pepsi Bottling Group; Performance Food Group; Ralcorp Holdings, Inc.; The J.M. Smucker Company; and United Natural Foods, Inc. These companies were selected on the following criteria: industry, company type, company size, performance (financial and operational), and geographic span of operations.

Certain executive officers assist the Committee with the design and assessment of executive compensation. These officers include Robert C. Pohlad, Chairman of the Board and Chief Executive Officer, Kenneth E. Keiser, President and Chief Operating Officer, Alexander H. Ware, Executive Vice President and Chief Financial Officer, and Anne D. Sample, Senior Vice President, Human Resources. These executives assist the Committee by providing insight on our business goals and results, defining the objectives for individual executives, and assessing the effect of suggested changes to compensation programs on our culture and personnel. No executive officer who assists the Committee is involved in setting his or her own compensation.

At the Committee’s last meeting of each year, comparative market data for executive officers is presented, reviewed and analyzed. The Committee reviews each component of total compensation, both individually and in the aggregate. This allows the Committee time to ask for additional information and to raise and discuss further questions before the first meeting of the next year, when merit increases to base pay, payouts under the Annual Incentive Plan, and awards of restricted shares under the Long-Term Incentive Plan are finalized.

Compensation Agreements and Policies

Employment Agreements:  We do not enter into employment agreements with our employees. All of our employees, including our named executive officers, are employed at will.

Change-in-Control Agreements:  We do not enter into change-in-control agreements with our employees, including the named executive officers. If there were a change in control of our company, the 2000 Stock Incentive Plan would cause any unvested restricted stock awards or unvested stock options to vest in their entirety. In addition, if an executive had elected to receive installment payments under the Executive Deferred Compensation Plan, and that executive were to terminate employment for any reason within three years of a change in control of our company, the payments to the executive would be accelerated and paid in a lump sum. The 2000 Stock Incentive Plan and the Executive Deferred Compensation Plan define “change in control.” We utilize a single trigger in the 2000 Stock Incentive Plan because we believe that accelerated vesting of these awards is the only protection we offer our employees in the face of a change in control of the company.

Severance Policy:  Our severance policy applies to all regular, full-time salaried exempt employees, including the named executive officers. Under our severance policy, employees whose positions have been eliminated due to a restructuring, a facility closure or other job elimination receive salary continuation payments, healthcare benefits and outplacement services, plus an incremental lump sum tenure payment. The duration of salary continuation payments, healthcare benefits and outplacement services is determined by salary band and age. We provide these severance benefits to assist during the time period typically required to find a comparable position with another company. The amount of an incremental lump sum tenure payment is equal to one week per year of service, up to a maximum of 26 weeks. We provide this incremental tenure payment to recognize an employee’s years of service to our company. Employees who are terminated for performance issues or other special circumstances qualify for limited severance benefits. Severance benefits are available only to employees who sign a separation agreement and release.

Internal Pay Equity:  We review pay equity among salary bands and salaries within each salary band to ensure that pay, when compared internally and against the market, continues to meet our stated compensation philosophy and objectives.

Accumulated Wealth:  The Committee uses tally sheets to understand the compensation each named executive officer has earned over the last five years. The tally sheets assist the Committee in analyzing whether current compensation levels are fair and equitable, and meet our compensation objectives of retaining key executive talent.

Impact of Accounting and Tax Treatment on Compensation Decisions:  The Committee regularly reviews the impact of the accounting and tax treatment of each component of compensation.

The Committee is generally mindful of the limits of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1 million for the five most highly compensated employees unless certain forms of compensation meet performance or other criteria mandated by law. While our compensation programs are generally structured with a view to satisfying these rules, there might be circumstances when our corporate interests are better served by programs or plans that do not satisfy this criteria. The Long-Term Incentive Plan is intended to comply with Section 162(m) beginning with awards received in 2006.

Our qualified and nonqualified retirement plans satisfy ERISA and applicable Internal Revenue Code provisions.

Stock Ownership Guidelines:  Coincident with the Long-Term Incentive Plan, we established in 2004 stock ownership guidelines for our key executives. We believe that promoting share ownership aligns the interests of key executives with those of shareholders and provides strong motivation to build shareholder value. We plan to periodically review the stock ownership guidelines.

Under the stock ownership guidelines, key executives are expected to own shares equal to a multiple of their base salary as follows: Chief Executive Officer, 6 times base salary; Chief Operating Officer and Chief Financial Officer, 3 times base salary; Executive Vice President, 2.5 times base salary; and Senior Vice President, 2 times base salary. Each executive has five years to attain the stock ownership requirement. The number of shares of company stock that must be held is determined by multiplying the executive’s annual base salary rate at the end of each calendar year by the applicable multiple shown above, and dividing the result by the 200-day average closing stock price at the end of each year. The executive may count shares held in trust and retirement accounts, and restricted shares that have not yet vested, but may not include stock options toward the attainment of the stock ownership guidelines. Shares counted toward these amounts may not be pledged as collateral. Under the net share retention policy, the executive is required to retain 50% of the shares received from equity grants after paying taxes and exercise costs until the ownership guideline is met.

Required and actual stock ownership multiples (as of the record date for our annual meeting) of our named executive officers are shown below:

			Actual Multiple at
Name and Position	Required Multiple		Record Date

Robert C. Pohlad
Chairman of the Board and Chief Executive Officer	6.0	x	119.2x
Alexander H. Ware
Executive Vice President and Chief Financial Officer	3.0	x	7.5x
Kenneth E. Keiser
President and Chief Operating Officer	3.0	x	19.0x
G. Michael Durkin, Jr.
Executive Vice President, U.S. Operations	2.5	x	9.3x
James R. Rogers
Executive Vice President, International	2.5	x	5.2x

Components of Executive Officer Compensation

The principal components of executive officer compensation are:

•	Base salary;

•	Annual incentives;

•	Long-term incentives; and

•	Perquisites and other benefits.

We allocate these components of compensation to reflect our belief that there should be a strong correlation between pay and performance. Therefore, compensation is substantially weighted toward performance-based compensation. For the named executive officers, we seek to provide currently paid out compensation, comprised of base salary and an annual incentive award under the Annual Incentive Plan, of approximately 42% of total compensation (defined to mean base salary, annual incentive award and restricted stock award). We seek to provide long-term compensation to our named executive officers, comprised of a restricted stock award under the Long-Term Incentive Plan, of approximately 58% of total compensation (defined in the same way). Annual incentive awards are determined according to company performance, while restricted stock awards are determined according to company as well as individual performance. Each of the individual components of executive officer compensation is discussed in detail below.

Base Salary.  Executive officers receive a base salary to compensate them for services rendered during the fiscal year. We intend for base salary to:

•	Reflect national market conditions;

•	Position executives competitively with the external market;

•	Provide internal equity through consistent pay structures and guidelines;

•	Provide for annual increases based upon individual performance; and

•	Reward for long-term contributions.

The Committee determines base salaries and salary bands for all of our salaried employees, including the named executive officers, based on the results of periodic market surveys. The Committee does not base actual salary bands exclusively on a formula and companies are not grouped to assess comparability according to narrowly defined criteria. The Committee derives salary bands from the skills and responsibilities required by a position, the averages of salary levels of hundreds of comparable positions and comparable companies and from information in numerous databases generated by outside independent consultants. We target our base salaries to the 50th percentile.

At the first meeting of each year, the Committee evaluates the annual performance of each executive officer and bases salary adjustments on various factors according to established annual merit guidelines, which include personal performance, current position in the relevant salary band and comparable company data. Accordingly, the Committee does not have a general policy to set salaries of executive officers at any specific level within the salary band for their particular position. However, all salaried employees, including our named executive officers, are eligible for an annual merit increase in base salary, based primarily on performance of job responsibilities and accomplishment of predetermined performance objectives. The Committee approves salary actions for approximately ten key corporate and operating company officers, including the Chief Executive Officer, after considering such individuals’ responsibilities, past and current performance and compensation for similar positions at peer group companies.

Annual Incentives.  Executive officers participate in the Annual Incentive Plan (the “AIP”), which provides an annual opportunity to earn a cash incentive award. The annual incentives provided under the AIP are performance-based in order to drive and reward business results. We make such awards every February for prior year performance.

Payments under the AIP are based on a formula and are representative of our company’s results. Target payment opportunities are proportionally based on market data and the employee’s accountability for our business plan. These target payment opportunities range from 35-100% of annual base salary. Actual awards vary from 0-200% of target based on performance. If the applicable performance goals are met, the awards would equal at least 25% of target (we use this percentage as our threshold). The Committee maintains the discretion to vary from the formula, either to increase or decrease a payout. The Committee believes that the performance measures used and the resulting payouts are consistent with the stated compensation philosophy and objectives and the creation of shareholder value.

In order to ensure consistency and alignment of executive objectives and business priorities, performance measures for the AIP are determined annually. The Committee sets AIP targets at the 75th percentile, compiled using our periodic market surveys. However, the performance measures have consistently proven to be difficult to achieve, as illustrated by the resulting payout ranges over the last several years. For example, the payout range for 2005 performance was 119% of target, while the payout range for 2006 performance was 49% of target.

The 2006 performance measures for the named executive officers were as follows: for the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer, the applicable worldwide measures were adjusted net income (40%), net revenue (20%), volume (20%) and adjusted operating cash flow (20%). For the Executive Vice President, U.S. Operations, the applicable measures were adjusted domestic operating income (40%), domestic net revenue (20%), domestic non-carbonated volume (20%) and worldwide adjusted operating cash flow (20%). For the Executive Vice President, International, the applicable measures were adjusted international operating income (40%), international net revenue (20%), international volume (20%), and worldwide adjusted operating cash flow (20%).

The Committee has set the 2007 performance measures for the named executive officers as follows: for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the applicable worldwide measures will be adjusted net income (40%), net revenue (20%), adjusted operating cash flow (20%), and successful execution of key strategic priorities (20%). For the Executive Vice President, U.S. Operations, the applicable measures will be adjusted domestic operating income (40%), domestic net revenue (20%), domestic single serve volume (20%) and worldwide adjusted operating cash flow (20%). For the Executive Vice President, International, the applicable measures will be adjusted international operating income (40%), international net revenue (20%), international volume (20%), and worldwide adjusted operating cash flow (20%).

Long-Term Incentives.  Executive officers participate in the Long-Term Incentive Plan (the “LTIP”), which provides executives with the opportunity to earn awards of restricted stock under the 2000 Stock Incentive Plan. We consider and make such awards every February when the performance results from the prior year are available. Awards made under this plan vest in their entirety on the third anniversary of the award.

The Committee believes that the LTIP strategy achieves several key compensation objectives, including reinforcing the pay-for-performance philosophy of the overall executive compensation program, as well as providing competitive incentives and total compensation opportunities that allow us to attract and retain key executive talent. We intend for long-term incentives to:

•	Ensure long-term retention and rewards for those participants who consistently perform to our high standards;

•	Coordinate long-term incentives with retirement programs;

•	Provide market-based award opportunities and performance-based grants; and

•	Position competitively with the external market.

The pool of restricted stock available for awards each year is based on our performance against a predetermined target for adjusted return on invested capital. The total annual pool can adjust from 90% of target to 110% of target. Once the overall LTIP pool is defined, individual awards are determined according to salary band, time in position, prior year’s performance and future leadership potential. LTIP ranges for each salary band are based on the established target, with the range threshold equal to 50% of target and the range maximum equal to 120% of target. The Committee and management retain the discretion to award restricted shares within such range or to award a lower number of restricted shares, if the circumstances warrant it. An individual’s performance in the prior year and his or her future leadership potential determine the actual LTIP award received. An award may also be prorated based on the amount of time in a certain position. The Committee targets above-median award opportunities with differentiation in actual award sizes based on individual performance and contribution.

The performance measures have consistently proven to be difficult to achieve, as illustrated by the change in payout ranges between the two most recently completed fiscal years. We utilized 102% of the target for the awards granted in February 2006, which is reflective of the actual adjusted return on invested capital performance in 2005. We utilized 94% of the target for the awards granted in February 2007, which is reflective of the actual adjusted return on invested capital performance in 2006.

Our LTIP permits us to accelerate the vesting of options and the lapsing of restrictions on restricted stock awards upon an executive’s retiring after age 55. Our President and Chief Operating Officer, Kenneth E. Keiser, has attained age 55 as of fiscal year end 2006 and therefore may, at our discretion and upon Board approval, be eligible for acceleration of the vesting of his options and restricted stock awards, if he were to retire.

Outside of the LTIP and the annual restricted stock awards described above, in February 2007 the Committee granted a performance-based restricted stock award of 113,000 shares to Mr. Keiser under the 2000 Stock Incentive Plan. The Committee made such special award in connection with our company’s executive retention and succession planning objectives. This award will vest in January 2010, in whole or in part, if applicable company performance criteria are met and if Mr. Keiser remains employed by the company through such date.

Perquisites and Other Benefits

Executive officers receive certain perquisites and other benefits. The Committee believes that these components of executive compensation are reasonable and consistent with our philosophy to attract, motivate and retain high-performing employees while maintaining fiscal responsibility. The Committee periodically reviews the type and amount of perquisites and other benefits. These benefits are positioned competitively with the external market. The specific perquisites and other benefits provided executive officers are described below.

Standard Company Benefits:  Executive officers may participate in standard benefit plans we offer. These benefit plans include medical, dental, short-term disability, long-term disability, and group life insurance, and a company contribution of 2% and a company match of up to 6% into the participant’s 401(k) plan account. All employees are eligible to participate in post-retirement medical benefits, provided they are 55 or older and have 10 years of service. These retirees pay the full cost for such benefits. By offering these standard benefits to the executive officers, our objective is to treat executive officers consistent with the broader employee population, to recognize defined benefit market trends, and to reflect national and local labor market conditions to provide adequate coverage.

Executive Deferred Compensation Plan:  Executive officers may participate in our Executive Deferred Compensation Plan. For a detailed description of this plan, please review the narrative following the Summary Compensation Table below.

Executive Long-Term Disability:  Executive officers may participate in our executive long-term disability program. For a detailed description of this program, please review the narrative following the Summary Compensation Table below.

Car Allowance:  Executive officers are offered a market-based car allowance to cover the cost of owning and operating an automobile.

Executive Physicals:  Starting in 2007, executive officers will be eligible for bi-annual, company-paid physical examinations to ensure the physical health of our senior leadership team.

Personal Use of Company Airplane:  The Chief Executive Officer and the Chief Operating Officer are offered the use of our airplane and a second airplane in which we own a one-eighth interest in order to travel most expeditiously. This benefit allows our top two officers to maximize time at work, to facilitate scheduling, and to coordinate personal and professional travel. From time to time, our Chief Executive Officer and Chief Operating Officer have authorized personal use of an airplane by our Executive Vice President, U.S. Operations for the same reasons.

Financial and Tax Planning Services:  Executive officers are offered financial and tax planning services in order to ensure that they fully understand and leverage our executive compensation programs. These services also reduce the time, attention and effort required for financial planning and tax preparation. Executive officers utilizing these services pay taxes on the benefit received.

Perquisites Recently Terminated:  Through 2006 executive officers were reimbursed for country club and health club memberships. Effective January 2007 the Committee terminated these reimbursements. The Committee’s decision to terminate these perquisites was based on a competitive market review of perquisites offered by our peer group and a review of emerging practices and trends related to perquisites.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal year 2006:

							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified	All
						Plan	Deferred	Other
				Stock	Option	Compen-	Compensation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)

Robert C. Pohlad	2006	791,667	0	1,540,568	212,011	393,215	0	224,480	3,161,941
Chairman of the Board and Chief Executive Officer
Alexander H. Ware	2006	369,438	0	561,621	42,814	131,141	0	153,884	1,258,898
Executive Vice President and Chief Financial Officer
Kenneth E. Keiser	2006	585,208	0	1,228,568	147,489	247,068	0	482,462	2,690,795
President and Chief
Operating Officer
G. Michael Durkin, Jr.	2006	416,667	0	986,248	125,121	155,509	0	163,728	1,847,273
Executive Vice President, US Operations
James R. Rogers	2006	316,326	0	372,000	51,624	313,681	0	(22,148)	1,031,483
Executive Vice
President, International

(a)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for outstanding restricted stock awards in accordance with FAS 123R. Each restricted award granted to our named executive officers vests in its entirety on the third anniversary of the award. We do not pay preferential dividends on this restricted stock. There were no forfeitures of restricted stock awards by our named executive officers during fiscal year 2006.

(b)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for outstanding stock options in accordance with FAS 123R.

The assumptions made in the valuation are those set forth in the “Significant Accounting Policies — Stock-Based Compensation” note to our consolidated financial statements. There were no forfeitures of stock options by our named executive officers during fiscal year 2006.

(c)	Represents cash compensation earned under the Annual Incentive Plan. Awards under this plan are paid in the year following the year in which they are earned.

(d)	There was no increase in the actuarial present value of the named executive officers’ accumulated benefits under our qualified salaried or nonqualified excess pension plans from the pension plan measurement date we used for our 2005 financial statements (September 30, 2005) to the pension plan measurement date we used for our 2006 financial statements (September 30, 2006). Messrs. Pohlad and Keiser do not participate in our qualified salaried or nonqualified supplemental pension plan. Messrs. Ware, Durkin and Rogers had a decrease in the present value of their pension benefits as a result of the increase in the discount rate from 5.75% at September 30, 2005 to 6.16% at September 30, 2006. Because the change in present value reported cannot be less than zero, such amounts are reported as zero. The present value of Mr. Ware’s combined pension benefits decreased by $1,056 from $20,066 to $19,010. The present value of Mr. Durkin’s combined pension benefits decreased by $4,686 from $111,102 to $106,416. The present value of Mr. Rogers’ combined pension benefits decreased by $568 from $24,219 to $23,651.

We calculate earnings on nonqualified deferred compensation in the same manner and at the same rate as earnings on externally managed investments to employees participating in a tax-qualified plan providing for broad-based employee participation. As a result, such earnings are not deemed to be above-market or preferential.

(e)	All other compensation for fiscal year 2006 was as follows:

				Company
				Contributions
		Amount		to Executive
	Perquisites	Reimbursed	Executive	Deferred
	and Other	for the	Long-	Compensation	Severance
	Personal	Payment of	Term	and 401(k)	Payments/
	Benefits	Taxes	Disability	Plans	Accruals	Total
Name	($)	($)	($)	($)	($)	($)

Robert C. Pohlad	182,992	0	7,551	33,937	0	224,480
Alexander H. Ware	100,710	3,276	0	49,898	0	153,884
Kenneth E. Keiser	343,537	39,496	7,334	92,095	0	482,462
G. Michael Durkin, Jr.	80,763	13,664	0	69,301	0	163,728
James R. Rogers	30,690	(89,453)	1,791	34,824	0	(22,148)

Details regarding Perquisites and Other Personal Benefits

Details regarding the perquisites and other personal benefits enumerated above appear in the following table.

					Total
					Perquisites
	Personal Use		Financial		and Other
	of Company	Car	Planning		Personal
	Airplane	Allowance	Fees	Club Dues	Benefits
Name	($)	($)	($)	($)	($)

Robert C. Pohlad	149,392	33,600	0	0	182,992
Alexander H. Ware	0	18,600	4,675	77,435	100,710
Kenneth E. Keiser	257,062	28,800	4,675	53,000	343,537
G. Michael Durkin Jr.	39,196	28,800	4,675	8,092	80,763
James R. Rogers	0	18,600	4,175	7,915	30,690

Personal Use of Company Airplane.  The dollar amounts listed represent the aggregate incremental cost for personal use of our airplane and the invoiced amount for personal use of a second airplane in which we own a one-eighth interest. In calculating the aggregate incremental cost for personal use of our airplane, we determined the total hours flown for other than business purposes during fiscal year 2006 as well as the total variable cost associated with the use of this airplane. We measured total variable cost by adding the costs of the following items: fuel, repair and maintenance, aircraft use and flight fees, travel and entertainment expenses, various other services (cleaning, uniforms, etc.), and supplies, less purchase rebates. Dividing the total variable cost by the number of hours flown for other than business purposes, we established a variable cost per hour flown. The entries set forth above represent (1) the product of the sum of hours of personal use by the named executive officers of our airplane and the variable cost per hour flown, and (2) $23,457 invoiced to our company for personal use by our executives of the other airplane.

We reimbursed Mr. Durkin for $7,634 in taxes associated with his personal use of an airplane and we reimbursed Mr. Ware for $990 in taxes associated with a flight that did not result in incremental cost. Such amounts are components of the entries set forth in the first chart of this footnote under the caption “Amounts Reimbursed for the Payment of Taxes.”

Car Allowance.  These entries represent amounts paid directly to our named executive officers to facilitate their purchases or leases of vehicles.

Financial Planning Fees.  These entries represent half of the annual participant dues paid to a financial planning firm on behalf of our named executive officers. We estimate that these amounts represent the amounts attributable to personal financial planning services. Such amounts do not include travel and entertainment expenses associated with participant meetings with the financial planning firm nor do they reflect the corporate retainer we paid such firm.

Club Dues.  Through fiscal year 2006, our named executive officers were reimbursed for country club and health club memberships. Effective January 2007 we decided to eliminate reimbursements for club dues.

We reimbursed the following amounts for the payment of taxes associated with club dues during fiscal year 2006: Mr. Ware ($2,286), Mr. Keiser ($39,496), Mr. Durkin ($6,030) and Mr. Rogers ($3,304). Such amounts are components of the entries set forth in the first chart of this footnote under the caption “Amounts Reimbursed for the Payment of Taxes.”

Amounts Reimbursed for the Payment of Taxes

Tax Equalization Program for Expatriates.  Mr. Rogers formerly worked for our company in Hungary. As such, he qualified for an expatriate assignment package which includes participation in our tax equalization program. Under this program, Mr. Rogers pays the company a hypothetical tax liability equal to the tax liability he would have incurred had he remained working in his home country. We pay Mr. Rogers’ actual tax liabilities. Due to timing differences, in 2006, we collected more hypothetical tax from Mr. Rogers than we paid in actual taxes on Mr. Rogers’ behalf. This results in a $92,757 negative adjustment to Mr. Rogers’ compensation. Such amount is a component of the entry in the first chart of this footnote under the caption “Amounts Reimbursed for the Payment of Taxes.”

Other Amounts.  The nature and dollar amounts of other reimbursements for the payment of taxes are specified above under the caption “Details regarding Perquisites and Other Personal Benefits.”

Executive Long-Term Disability

The amounts set forth in this column of the first chart of this footnote reflect amounts paid on behalf of our named executive officers under our executive long-term disability program. We offer this program in addition to, and in coordination with, the long-term disability benefits available through our group plan. In order to participate in the executive long-term disability program, the executive must be at a certain executive band level or above, must be enrolled in the voluntary long-term disability program through our group plan and must have purchased an increased benefit under such program providing for a total benefit of 60% of salary with a maximum of $10,000 per month. Given the base salaries of our named executive officers, the company’s basic and voluntary long-term disability program benefits are effectively capped at $10,000 per month for executive participants. The executive long-term disability program provides additional benefits such that executives are eligible to receive 60% of salary. That is, subject to medical underwriting, the benefits provided under the executive long-term disability program provide benefits equal to 60% of the executive’s base salary when combined with the benefits provided under the basic and voluntary group plan. The executive long-term disability program also provides an additional catastrophic disability benefit equal to 40% of salary with a maximum of $8,000 per month that would be paid in the event of certain serious disabilities. Participants in the executive long-term disability program may also purchase coverage for up to 70% of base salary and two-year average non-equity incentive plan compensation at their own expense.

Company Contributions to Executive Deferred Compensation and 401(k) Plans

The amounts set forth in this column of the first chart of this footnote reflect matching contributions and basic contributions we made under such plans for fiscal year 2006. In particular, we sponsor a non-qualified Executive Deferred Compensation Plan (the “EDCP”). The EDCP is a supplemental, deferred compensation plan that provides eligible U.S. executives with the opportunity for contributions that could not be credited to their individual accounts under the qualified 401(k) plan because of Internal Revenue Code limitations. The EDCP is a defined contribution plan designed to accumulate retirement funds for executives, and includes a company matching contribution (up to 6%) and a basic 2% contribution similar to that of the qualified 401(k) plan. Generally, executives may elect the form and timing of their distributions from the EDCP. Employees hired before January 1, 2004, are immediately vested in the company contributions. Employees hired after January 1, 2004, are vested in the company contributions made under the plan in 20% annual increments until the employee is 100% vested after five years. Annual contributions made after the five-year period are immediately vested. The executive’s and the company’s contributions are credited with the investment gain or loss that is intended to mirror those under the qualified 401(k) plan. The Internal Revenue Code limits contributions to an individual’s account for the qualified 401(k) plan. Where the Internal Revenue Code limits employee and company contributions, the excess is applied to the EDCP. The overall maximum company contribution to the qualified 401(k) plan and the EDCP is 8% of eligible pay.

Severance Payments/Accruals

We made no severance payments to, or severance accruals for, our named executive officers in fiscal year 2006.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards made in February 2007 for 2006 performance and equity incentive plan awards granted in February 2006 to our named executive officers:

								Grant Date
					Estimated Future Payouts			Fair Value
		Estimated Possible Payouts			Under Equity Incentive			of Stock
		Under Non-Equity Incentive Plan Awards(a)			Plan Awards(b)			and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)(c)

Robert C. Pohlad	2/23/2006	199,500	798,000	1,596,000	38,450	76,900	92,300	2,056,626
Alexander H. Ware	2/23/2006	66,535	266,140	532,280	21,000	42,000	50,400	1,123,122
Kenneth E. Keiser	2/23/2006	125,352	501,407	1,002,813	31,400	62,800	75,400	1,677,390
G. Michael Durkin, Jr.	2/23/2006	89,250	357,000	714,000	25,650	51,300	61,560	1,309,094
James R. Rogers	2/23/2006	55,538	222,154	444,308	11,550	23,100	27,750	449,735

(a)	Represents amounts that could have been paid under our Annual Incentive Plan for service rendered during fiscal year 2006. The threshold entries reflect the minimum dollar amount that would have been paid for a certain level of performance under the plan. Had such performance not been attained, dollar amounts would not have been earned under our Annual Incentive Plan. The actual amounts earned during fiscal year 2006, and paid in February 2007, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)	Represents the number of shares that could have been issued under our 2000 Stock Incentive Plan on February 23, 2006. The actual numbers of shares issued on such date as restricted stock awards to each of our named executive officers were as follows: Mr. Pohlad (84,600 shares), Mr. Ware (46,200 shares), Mr. Keiser (69,000 shares), Mr. Durkin (53,850 shares) and Mr. Rogers (18,500 shares). Each restricted stock award granted to our named executive officers vests in its entirety on the third anniversary of the award. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock. No preferential dividends are paid.

(c)	Represents the grant date fair value of each such equity award computed in accordance with FAS 123R. There were no forfeitures of restricted stock awards by our named executive officers during fiscal year 2006.

For details on the criteria utilized to determine the specific amounts payable under these plans, including the relationship to target levels with respect to specific quantitative or qualitative performance-related factors, please review the “Compensation Discussion and Analysis” above.

For details on the proportion of salary and incentive compensation to total compensation, please review the “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year end 2006:

	Option Awards (a)						Stock Awards (b)
				Equity					Equity	Equity
				Incentive					Incentive	Incentive
				Plan					Plan Awards:	Plan Awards:
				Awards:				Market	Number of	Market or
				Number			Number	Value of	Unearned	Payout Value of
	Number of		Number of	of			of Shares	Shares or	Shares,	Unearned
	Securities		Securities	Securities			or Units	Units of	Units or Other	Shares, Units or
	Underlying		Underlying	Underlying			of Stock	Stock	Rights	Other Rights
	Unexercised		Unexercised	Unexercised	Option		That Have	That Have	That Have	That Have
	Options		Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)		(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Robert C. Pohlad	33,276	(c)		0	12.17	1/20/2010	214,100	4,491,818	0	0
	176,400				12.68	2/21/2012
	115,900				12.01	2/26/2013
	81,333		40,667		18.92	2/16/2014
Alexander H. Ware	22,500			0	12.01	2/26/2013	78,300	1,642,734	0	0
	16,500		8,250		18.92	2/16/2014
Kenneth E. Keiser	68,400			0	12.01	2/26/2013	170,800	3,583,384	0	0
	57,600		28,800		18.92	2/16/2014
G. Michael Durkin, Jr.	72,000			0	12.68	2/21/2012	136,850	2,871,113	0	0
	68,400				12.01	2/26/2013
	48,000		24,000		18.92	2/16/2014
James R. Rogers	15,000		7,500	0	18.92	2/16/2014	51,255	1,075,330	0	0

(a)	Each of the options set forth above is exercisable for one-third of the shares purchasable thereunder on the first anniversary of the date of grant, two-third of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant. Given that the most recently issued options were granted on February 16, 2004, each of the options set forth in the table above was exercisable in full as of February 16, 2007.

(b)	Each of the restricted stock awards set forth above vests in full on the third anniversary of the date of grant. The restricted stock awards reflected above were granted on February 16, 2004, February 24, 2005, and February 23, 2006.

(c)	On January 20, 2000, we granted Mr. Pohlad an option for the purchase of 33,276 shares. On May 22, 2001, Mr. Pohlad gifted two-thirds of such option and, as a result of such transfers, Mr. Pohlad retains an option for the purchase of 11,092 shares.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock for our named executive officers at fiscal year end 2006:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert C. Pohlad	0	0	42,275	1,017,559
Alexander H. Ware	26,813	209,963	8,500	204,595
Kenneth E. Keiser	133,527	1,350,985	25,200	606,564
G. Michael Durkin, Jr.	22,485	168,752	25,200	606,564
James R. Rogers	8,625	94,152	9,800	235,886

For option awards, the value realized on exercise is calculated using the market price of our common stock at the time the option exercise is executed. For stock awards, the value realized on vesting is calculated using the average of the high and low sale prices of our common stock on the date of vesting.

Pension Benefits

Prior to the formation of PepsiAmericas in November 2000, Pepsi-Cola General Bottlers, then a bottling subsidiary of Whitman Corporation, maintained a qualified, defined benefit pension plan and a non-qualified supplemental pension plan. We generally froze benefit accruals under these plans as of December 31, 2001, and no new participants were enrolled after April 1, 2001. The plans pay benefits in optional forms elected by the employees. The benefit formula under the pension plans provides a normal retirement benefit equal to 1% of final average earnings multiplied by the participant’s credited service, up to a maximum of 20 years. The qualified pension plan provides a benefit on earnings up to the qualified plan limit ($170,000 for 2001), and the non-qualified plan provides a benefit on earnings over this limit.

The following table describes pension benefits of our named executive officers at fiscal year end 2006:

			Present
			Value of	Payments
		Number of Years	Accumulated	During Last
Name	Plan Name	Credited Service (#)	Benefit ($)	Fiscal Year ($)

Robert C. Pohlad	N/A	N/A	N/A	N/A
Alexander H. Ware	Qualified Salaried Plan	2.583	12,369	0
	Supplemental Pension Plan	2.583	6,641	0
Kenneth E. Keiser	N/A	N/A	N/A	N/A
G. Michael Durkin, Jr.	Qualified Salaried Plan	2.667	15,532	0
	Supplemental Pension Plan	2.667	90,884	0
James R. Rogers	Qualified Salaried Plan	1.333	10,836	0
	Supplemental Pension Plan	1.333	12,815	0

Final average earnings is the average of the participant’s highest earnings during 60 consecutive months out of the last 120 months worked, but not counting earnings after December 31, 2001. Earnings recognized under each plan include salaries, commissions, wages, cash bonuses, and overtime pay. All other compensation is excludable. Participants in each plan become fully vested after completion of five years of service.

Under the qualified pension plan, the benefit is payable as a life annuity commencing at the plan’s normal retirement date, which is the first of the month coincident with or next following the attainment of age 65 and completion of five years of vesting service. Participants under such plan are eligible for early retirement upon attaining age 55 and completing five years of vesting service. Participants eligible for early retirement are entitled to immediate commencement of their benefit, reduced actuarially for commencement prior to age 65. Participants eligible for early retirement with 20 or more years of vesting service receive a benefit reduced four percent for each year that benefit payments start prior to age 65.

Under the supplemental pension plan, the benefit is payable in a lump sum or installment payments pursuant to a participant’s election.

The figures shown in the table above represent the present value as of September 30, 2006, of the benefit earned under each plan as of that date. We determined present values based on the following assumptions: an interest rate of 6.16%, an assumed retirement age of 65, the RP-2000 Combined Healthy Mortality Table and no pre-retirement decrements.

Nonqualified Deferred Compensation

The following table sets forth nonqualified deferred compensation of our named executive officers at fiscal year end 2006:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Balance
	in Last FY	Last FY	FY	Distributions	at Last FYE
Name	($)	($)(a)	($)	($)	($)

Robert C. Pohlad	0	29,537	5,428	0	133,294
Alexander H. Ware	85,917	32,317	30,647	0	478,017
Kenneth E. Keiser	87,781	74,568	67,273	0	859,057
G. Michael Durkin, Jr.	62,500	51,701	111,702	0	1,093,320
James R. Rogers	26,118	17,536	153,777	0	1,152,381

(a)	The contributions set forth in this column represent our contributions to the Executive Deferred Compensation Plan. Such contributions also appear in the column captioned “Company Contributions to Executive Deferred Compensation and 401(k) Plans” in footnote (e) to the Summary Compensation Table. However, in that location, the number presented represents the sum of our contributions to the Executive Deferred Compensation Plan and our contributions to the 401(k) Plan.

An executive can defer up to 75% of salary and up to 100% of non-equity incentive plan compensation under the Annual Incentive Plan. Earnings are calculated in the same manner and at the same rate as earnings on investments in the 401(k) plan. Executive may designate daily the one or more investment funds which will serve as a measurement of investment returns. Generally, executives may elect the form and timing of their distributions.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of December 31, 2006, and a stock price of $20.98 per share, which was the price of one share of our common stock on December 29, 2006 (the last trading day of fiscal year 2006):

	Robert C.	Alexander H.	Kenneth E.	G. Michael	James R.
	Pohlad	Ware	Keiser	Durkin, Jr.	Rogers

Involuntary Termination without Cause
Salary Continuation	$690,577	$350,954	$510,481	$282,692	$274,641
Incremental Tenure (Lump Sum Payment)	399,000	29,246	181,505	201,923	158,681
Annual Incentive Plan Payment	393,215	131,141	247,068	155,509	313,681
Outplacement	11,250	9,789	11,250	9,789	11,250

Total:	$1,494,042	$521,130	$950,304	$649,913	$758,253
Special Circumstances
Salary Continuation	$352,962	$131,608	$260,913	$145,385	$140,372
Incremental Tenure (Lump Sum Payment)	0	0	0	0	0
Outplacement	11,250	9,789	11,250	9,789	11,250

Total:	$364,212	$141,397	$272,163	$155,174	$151,622
Involuntary Termination without Cause (within Three Years of a Change in Control)
Salary Continuation	$690,577	$350,954	$510,481	$282,692	$274,641
Incremental Tenure (Lump Sum Payment)	399,000	29,246	181,505	201,923	158,681
Annual Incentive Plan Payment	393,215	131,141	247,068	155,509	313,681
Non-Qualified Pension (Lump Sum Payment)	0	11,922	0	198,234	25,978
Deferred Compensation	133,294	478,017	859,057	1,093,320	1,152,381
Outplacement	11,250	9,789	11,250	9,789	11,250
Gain on Accelerated Stock Options	83,773	16,995	59,328	49,440	15,450
Accelerated Restricted Stock Awards	4,491,818	1,642,734	3,583,384	2,871,113	1,075,330

Total:	$6,202,927	$2,670,798	$5,452,073	$4,862,020	$3,027,392
Voluntary Termination (within Three Years of a Change in Control)
Non-Qualified Pension (Lump Sum Payment)	$0	$11,922	$0	$198,234	$25,978
Deferred Compensation	133,294	478,017	859,057	1,093,320	1,152,381
Gain on Accelerated Stock Options	83,773	16,995	59,328	49,440	15,450
Accelerated Restricted Stock Awards	4,491,818	1,642,734	3,583,384	2,871,113	1,075,330

Total:	$4,708,885	$2,149,668	$4,501,769	$4,212,107	$2,269,139
Death
Deferred Compensation	$133,294	$478,017	$859,057	$1,093,320	$1,152,381
Gain on Accelerated Stock Options	83,773	16,995	59,328	49,440	15,450
Accelerated Restricted Stock Awards	4,491,818	1,642,734	3,583,384	2,871,113	1,075,330

Total:	$4,708,885	$2,137,746	$4,501,769	$4,013,873	$2,243,161
Retirement (including Disability Retirement) If Age 55+
Gain on Accelerated Stock Options	$0	$0	$59,328	$0	$0
Accelerated Restricted Stock Awards	0	0	3,583,384	0	0

Total:	$0	$0	$3,642,712	$0	$0

In the event of an involuntary termination, without cause, the named executives are entitled to a payment of severance benefits under our severance policy. The cash severance benefits in this situation consist of salary continuation benefits for 35 weeks for executives under age 50, and 45 weeks for executives age 50 and over, and a lump sum tenure payment in the amount of one week’s base salary for each year of service, up to

26 years; provided, however, that the minimum total cash severance payment for an executive at or above a certain level is 52 weeks of severance pay. Executives who are involuntarily terminated without cause are also entitled to non-cash severance benefits under our severance policy and a pro-rata Annual Incentive Plan payment. The non-cash severance benefits in this situation consist of medical and dental continuation at active employee rates, and the provision of outplacement services, during the salary continuation period. The severance policy provides other benefits to the executives, but all other benefits under the severance policy are available generally to all salaried employees. Our severance policy does not award any benefits to executives who are involuntarily terminated for egregious cause, or who voluntarily terminate for any reason.

In the event of an involuntary termination, with special circumstances, the named executives are also entitled to a payment of severance benefits under our severance policy, but in a lesser amount. Special circumstances may be involuntary termination due to unsatisfactory performance, the employee’s refusal to accept a comparable position at a different location, or other circumstances, as defined in the severance policy. In the event of an executive’s involuntary termination with special circumstances, the cash severance benefits to a named executive officer consists of salary continuation benefits for 18 weeks for executives under age 50, and 23 weeks for executives age 50 and over. Executives are not entitled to a tenure payment in this situation. Executives who are involuntarily terminated with special circumstances are also entitled to the non-cash severance benefits of medical and dental continuation at active employee rates, and the provision of outplacement services, during the salary continuation period.

We do not enter into change-in-control agreements with our employees. However, if a change in control results in the involuntary termination of a named executive, the executive is entitled to the severance benefits described above. In addition, if there is a change in control of our company, as defined under the 2000 Stock Incentive Plan, such plan provides that any unvested restricted stock awards or stock options would vest in their entirety. Further, if an executive’s employment is voluntarily or involuntarily terminated within three years of a change in control, we would distribute the executive’s account under the Executive Deferred Compensation Plan and Supplemental Pension Plan to the executive, in the form of a lump sum payment, without regard to the previous time and form of payment election, as described under the Nonqualified Deferred Compensation and Pension Benefits disclosures above.

In the event of an executive’s death, we would distribute the executive’s account under the Executive Deferred Compensation Plan in the form of a lump sum payment without regard to the executive’s previous payment elections. The executive would be entitled to the benefit under the Supplemental Pension Plan in accordance with his previous payment election. Further, upon an executive’s death, the 2000 Stock Incentive Plan provides that any unvested restricted stock awards or stock options would vest in their entirety. Similarly, if an executive retires after age 55, we may, at our discretion and upon Board approval, cause unvested restricted stock awards and stock options to become immediately vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In February 2007, our Board adopted a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. This policy states that the Affiliated Transaction Committee is responsible for reviewing and approving or disapproving all interested transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. The policy deems certain interested transactions to be pre-approved, including the employment and compensation of executive officers, the compensation paid to a director, and transactions in the ordinary course of business involving PepsiCo.

Transactions with PepsiCo

Overview.  PepsiCo is considered a related party due to the nature of our franchise relationship and PepsiCo’s ownership interest in us. As of fiscal year end 2006, PepsiCo beneficially owned approximately 44 percent of our outstanding common stock. These shares are subject to a shareholder agreement with our company. During fiscal year 2006, approximately 90 percent of our total net sales were derived from the sale of PepsiCo products. Further, Matthew M. McKenna, one of our directors, is Senior Vice President, Finance, of PepsiCo. We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Material agreements and transactions between our company and PepsiCo are described below.

Pepsi franchise agreements are issued in perpetuity, with the exception of Quadrant-Amroq Bottling Company Limited, subject to termination only upon failure to comply with their terms. Termination of these agreements can occur as a result of any of the following: our bankruptcy or insolvency; change of control of greater than 15 percent of any class of our voting securities; untimely payments for concentrate purchases; quality control failure; or failure to carry out the approved business plan communicated to PepsiCo.

Bottling Agreements and Purchases of Concentrate and Finished Product.  We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the “Pepsi-Cola” and “Pepsi” trademarks, including Diet Pepsi, in the United States. The agreements also include bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. Concentrate purchases from PepsiCo totaled $829.8 million for fiscal year 2006. In addition, we bottle water under the “Aquafina” trademark pursuant to an agreement with PepsiCo that provides for payment of a royalty fee to PepsiCo, which totaled $50.2 million for the fiscal year 2006. We also purchase finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership. Such purchases totaled $182.5 million for fiscal year 2006.

Bottler Incentives and Other Support Arrangements.  We share a business objective with PepsiCo of increasing availability and consumption of PepsiCo beverages. Accordingly, PepsiCo provides us with various forms of bottler incentives to promote their brands. The level of this support is negotiated regularly and can be increased or decreased at the discretion of PepsiCo. The bottler incentives cover a variety of initiatives, including direct marketplace, shared media and advertising support, to support volume and market share growth. Worldwide bottler incentives from PepsiCo totaled approximately $226.8 million for fiscal year 2006. There are no conditions or requirements that could result in the repayment of any support payments received by us. Based on information received from PepsiCo, PepsiCo provided indirect marketing support to our marketplace, which consisted primarily of media expenses paid by PepsiCo on our behalf to third parties.

Manufacturing and National Account Services.  We provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national account customers. The net amount paid or payable by PepsiCo to us for these services was $19.3 million for fiscal year 2006.

Other Transactions.  PepsiCo provides procurement services to us pursuant to a shared services agreement. Under such agreement, PepsiCo acts as our agent and negotiates with various suppliers the cost of certain raw materials by entering into raw material contracts on our behalf. The raw material contracts obligate us to purchase certain minimum volumes. PepsiCo also collects and remits to us certain rebates from the various suppliers related to our procurement volume. In addition, PepsiCo executes certain derivative contracts on our behalf and in accordance with our hedging strategies. In fiscal year 2006, we paid $3.9 million to PepsiCo for such services. The net amount paid to PepsiCo and its affiliates for snack food products was $12.5 million in fiscal year 2006. At the end of fiscal year 2006, the net amount due from PepsiCo related to the above transactions amounted to $6.8 million.

Transactions with Bottlers in Which PepsiCo Holds an Equity Interest.  We sell finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc. and Pepsi Bottling Ventures LLC, in which PepsiCo owns an equity interest. These sales occur in instances where the proximity of our production facilities to the other bottlers’ markets or lack of manufacturing capability, as well as other economic considerations, make it more efficient or desirable for the other bottlers to buy finished product from us. Our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $170.1 million in fiscal year 2006. Our purchases from such other bottlers were $2.0 million in fiscal year 2006.

Transactions with Pohlad Companies

Overview.  Under the terms of the PepsiAmericas merger agreement, Dakota Holdings, LLC (“Dakota”), a Delaware limited liability company whose members at the time of the PepsiAmericas merger included PepsiCo and Pohlad Companies, became the owner of 14,562,970 shares of our common stock, including 377,128 shares purchasable pursuant to the exercise of a warrant. In November 2002, the members of Dakota entered into a redemption agreement pursuant to which the PepsiCo membership interests were redeemed in exchange for certain assets of Dakota. As a result, Dakota became the owner of 12,027,557 shares of our common stock, including 311,470 shares purchasable pursuant to the exercise of a warrant. In June 2003, Dakota converted from a Delaware limited liability company to a Minnesota limited liability company pursuant to an agreement and plan of merger. In January 2006, Starquest Securities, LLC (“Starquest”), a Minnesota limited liability company, obtained the shares of our common stock previously owned by Dakota, including the shares of common stock purchasable upon exercise of the above-referenced warrant, pursuant to a contribution agreement. Such warrant expired unexercised in January 2006, resulting in Starquest holding 11,716,087 shares of our common stock. As of fiscal year end 2006, Starquest beneficially owned approximately 9.1 percent of our outstanding common stock. These shares are subject to a shareholder agreement with our company.

Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. Pohlad Companies is the controlling member of Dakota. Dakota is the controlling member of Starquest. Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Dakota and Starquest and Mr. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies.

Aircraft Ownership.  We own a one-eighth interest in a Challenger aircraft which we own with Pohlad Companies. As a co-owner of the aircraft, we are obligated to pay a monthly charge of $5,200 and an hourly operating charge of $2,100. During fiscal year 2006, we paid $165,237 to International Jet, a subsidiary of Pohlad Companies, for office and hangar rent, management fees and maintenance in connection with the storage and operation of this corporate jet.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit our financial statements for fiscal year 2007. A proposal to ratify that appointment will be presented to shareholders at the meeting. If shareholders do not ratify such appointment, the Committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of KPMG are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

KPMG was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by KPMG for the fiscal years ended December 30, 2006 and December 31, 2005 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 30, 2006	December 31, 2005

Audit Fees	$2,480,100	$2,472,400
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$2,480,100	$2,472,400

Audit fees were for professional services rendered for the audits of the consolidated financial statements, the issuance of comfort letters, consents, audits of statutory financial statements and the review of documents we filed with the Securities and Exchange Commission.

The Audit Committee has determined that the provision of services covered by the foregoing fees is compatible with maintaining the independent registered public accounting firm’s independence. See “Our Board of Directors and Committees — Audit Committee Report.”

Pre-Approval Policies and Procedures of Audit Committee

The Audit Committee is committed to ensuring the independence of our company’s independent registered public accounting firm and directs significant attention toward the appropriateness of the independent registered public accounting firm performing services other than the audit. The Committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accounting firm is only engaged for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services. Annually, the lead audit partner reviews with the Committee the services the independent registered public accounting firm expects to provide in the coming year, and the related fees. In addition, management provides the Committee with a quarterly report for the Committee’s pre-approval of any non-audit services that the independent registered public accounting firm may be asked to provide in the next quarter.

The projects and categories of service are as follows:

Audit — These services include the work necessary for the independent registered public accounting firm to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit-Related Services — These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax and Other Services — These services consist of tax compliance and planning issues. The Committee believes that these services are not an integral part of the examination of our company’s financial statements, and that these services may raise a real or perceived question as to the independent registered public accounting firm’s independence. Accordingly, a very strong rationale must be presented to support the selection of the independent registered public accounting firm for such services, and alternative service providers should also be considered.

The Chief Financial Officer is responsible for the implementation of the Committee’s pre-approval policies and procedures. The Chief Financial Officer has authority to engage KPMG for audit-related services on projects costing less than $50,000, upon prior review and approval of the Committee’s Chairman. The Chief Financial Officer is also responsible for ensuring that any request for audit-related services greater than $50,000, or any non-audit services, is submitted for authorization by the Committee.

The Committee selected KPMG to audit our financial statements for fiscal years 2006 and 2005. We received no services from KPMG requiring pre-approval during fiscal year 2006 or 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 2.

PEPSIAMERICAS’ FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 is included in the annual report to shareholders being distributed with this proxy statement. We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report to shareholders, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy statement and/or annual report to shareholders, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Investor Relations by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of this proxy statement or the annual report to shareholders delivered with this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Investor Relations as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

SHAREHOLDER PROPOSALS FOR
2008 ANNUAL MEETING

If you wish to have a proposal considered for inclusion in our 2008 proxy statement, we must receive your proposal on or before November 17, 2007. Proposals should be mailed to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary.

Our By-Laws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business on the 60th day nor earlier than the 90th day prior to the meeting. The 2008 Annual Meeting of Shareholders is currently expected to be held on April 24, 2008. Accordingly, a shareholder nomination or proposal intended to be considered at the 2008 Annual Meeting of Shareholders must be received by the Corporate Secretary between January 25, 2008 and February 24, 2008. A copy of our By-Laws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary
Minneapolis, Minnesota
March 16, 2007

PEPSIAMERICAS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 26, 2007
10:30 a.m., local time
Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402	proxy
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS—APRIL 26, 2007
The undersigned hereby constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, on April 26, 2007, at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.
This Proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the Company’s Retirement Savings Plan.
SHAREHOLDERS ARE REQUESTED TO FOLLOW THE TELEPHONE OR INTERNET VOTING
INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK «««EASY «««IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET—http://www.eproxy.com/pas/—QUICK «««EASY «««IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PepsiAmericas, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by telephone or Internet, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	1a.	Herbert M. Baum	☐	For	☐	Against	☐	Abstain
		1b.	Richard G. Cline	☐	For	☐	Against	☐	Abstain
		1c.	Michael J. Corliss	☐	For	☐	Against	☐	Abstain
		1d.	Pierre S. du Pont	☐	For	☐	Against	☐	Abstain
		1e.	Archie R. Dykes	☐	For	☐	Against	☐	Abstain
		1f.	Jarobin Gilbert, Jr.	☐	For	☐	Against	☐	Abstain
		1g.	James R. Kackley	☐	For	☐	Against	☐	Abstain
		1h.	Matthew M. McKenna	☐	For	☐	Against	☐	Abstain
		1i.	Robert C. Pohlad	☐	For	☐	Against	☐	Abstain
		1j.	Deborah E. Powell	☐	For	☐	Against	☐	Abstain

2.	Ratification of Appointment of Independent Registered Public Accountants.			☐	For	☐	Against	☐	Abstain
The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies’ discretion.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
Address Change? Mark Box ☐ and indicate changes below. Will Attend Annual Meeting ☐

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Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.